Exhibit 99.1

News Release

Merck Announces Second-Quarter 2024 Financial Results

-	Total Worldwide Sales Were $16.1 Billion, an Increase of 7% From Second Quarter 2023; Excluding the Impact of Foreign Exchange, Growth Was 11%
-	KEYTRUDA Sales Grew 16% to $7.3 Billion; Excluding the Impact of Foreign Exchange, Sales Grew 21%
-	GAAP EPS Was $2.14; Non-GAAP EPS Was $2.28
-	Successful Initial Launch of WINREVAIR in the U.S.; Received Positive EU CHMP Opinion for Adults With PAH
-	Achieved Key Milestones in Vaccine Programs
o	Following FDA Approval, CAPVAXIVE Unanimously Recommended by the CDC’s ACIP for Pneumococcal Vaccination for Certain Adults
o	Announced Positive Results From Phase 2b/3 Trial of Clesrovimab (MK-1654), an Investigational RSV Preventative Monoclonal Antibody for Infants
-	Completed Acquisitions of EyeBio and Elanco’s Aqua Business in July 2024
-	Full-Year 2024 Financial Outlook
o	Raises and Narrows Expected Worldwide Sales Range To Be Between $63.4 Billion and $64.4 Billion
o	Now Expects Non-GAAP EPS To Be Between $7.94 and $8.04; Outlook Reflects Negative Impact From One-Time Charge of Approximately $1.3 Billion, or $0.51 per Share, for the Acquisition of EyeBio

RAHWAY, N.J., July 30, 2024 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2024.

“Our business is demonstrating strong momentum as we exit the first half of the year,” said Robert M. Davis, chairman and chief executive officer, Merck. “Through excellent scientific, commercial and operational execution, we’re achieving significant milestones for our company and for patients, including the launch of WINREVAIR. I am proud of our dedicated teams around the world that are working tirelessly to advance our deep pipeline as we continue delivering innovation that solves unmet medical needs.”

Financial Summary

	Second Quarter
$ in millions, except EPS amounts	2024	2023	Change	Change Ex- Exchange
Sales	$16,112	$15,035	7%	11%
GAAP net income (loss)[1]	5,455	(5,975)	N/M	N/M
Non-GAAP net income (loss) that excludes certain items1,2*	5,809	(5,220)	N/M	N/M
GAAP EPS	2.14	(2.35)	N/M	N/M
Non-GAAP EPS that excludes certain items2*	2.28	(2.06)	N/M	N/M

*Refer to table on page 7.

N/M – Not meaningful

For the second quarter of 2024, Generally Accepted Accounting Principles (GAAP) earnings per share (EPS) assuming dilution was $2.14 and non-GAAP EPS was $2.28. GAAP and non-GAAP loss per share for the second quarter of 2023 include a charge of $4.02 per share for the acquisition of Prometheus Biosciences, Inc. (Prometheus). Non-GAAP EPS in both periods excludes acquisition- and divestiture-related costs, costs related to restructuring programs, as well as income and losses from investments in equity securities. Non-GAAP EPS in the second quarter of 2024 also excludes a tax benefit due to a reduction in reserves for unrecognized income tax benefits, resulting from the expiration of the statute of limitations for assessments related to the 2019 federal tax return year.

Year-to-date results can be found in the attached tables.

1 Net income (loss) attributable to Merck & Co., Inc.

2 Merck is providing certain 2024 and 2023 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

Second-Quarter Sales Performance

The following table reflects sales of the company’s top products and significant performance drivers.

	Second Quarter
$ in millions	2024	2023	Change	Change Ex- Exchange	Commentary
Total Sales	$16,112	$15,035	7%	11%	Approximately 2 percentage points of the negative impact of foreign exchange was due to devaluation of Argentine peso, which was largely offset by inflation-related price increases, consistent with practice in that market.
Pharmaceutical	14,408	13,457	7%	11%	Increase driven by growth in oncology, cardiovascular and vaccines, partially offset by declines in diabetes and virology.
KEYTRUDA	7,270	6,271	16%	21%	Growth driven by increased global uptake in earlier-stage indications, including triple-negative breast cancer (TNBC) and renal cell carcinoma, as well as non-small cell lung cancer in the U.S., and continued strong global demand from metastatic indications. Approximately 4 percentage points of the negative impact of foreign exchange was due to devaluation of Argentine peso, which was largely offset by inflation-related price increases.
GARDASIL/GARDASIL 9	2,478	2,458	1%	4%	Growth primarily due to higher sales in the U.S. driven by higher pricing, demand and public-sector buying patterns, as well as higher demand in certain ex-U.S. markets. Growth was largely offset by lower sales in China due to timing of shipments compared with prior year.
JANUVIA/JANUMET	629	864	-27%	-23%	Decline primarily due to lower pricing and demand in the U.S., as well as ongoing generic competition in many international markets, particularly in Europe and the Asia Pacific region.
PROQUAD, M-M-R II and VARIVAX	617	582	6%	7%	Growth largely from higher pricing and demand in the U.S.
BRIDION	455	502	-9%	-8%	Decline primarily due to generic competition in certain ex-U.S. markets, particularly in Europe and the Asia Pacific region, partially offset by higher demand in the U.S.
Lynparza*	317	310	2%	4%	Growth due to higher demand in the U.S. and certain international markets, particularly in China and Europe.
Lenvima*	249	242	3%	4%	Growth primarily from higher demand in the U.S.
VAXNEUVANCE	189	168	13%	16%	Growth largely driven by continued uptake from launches in Japan and Europe, partially offset by lower demand and public-sector buying patterns in the U.S.
PREVYMIS	188	143	31%	35%	Growth primarily due to higher global demand, particularly in the U.S., China and Europe.

ROTATEQ	163	131	25%	26%	Growth primarily due to timing of shipments to China and public-sector buying patterns in the U.S., partially offset by lower demand in the U.S.
WELIREG	126	50	150%	150%	Growth primarily driven by higher demand in the U.S., largely attributable to launch of a new indication.
LAGEVRIO	110	203	-46%	-42%	Decline due to lower demand and pricing in certain markets in the Asia Pacific region, partially offset by higher demand in Japan and the U.S.
WINREVAIR	70	-	-	-	Represents sales in the U.S. following approval in March 2024. About 40% of sales were attributable to doses administered to patients and remainder was due to distributors building inventory in support of increasing demand.
Animal Health	1,482	1,456	2%	6%	Growth primarily driven by higher pricing in both Livestock and Companion Animal product portfolios, as well as higher demand for Livestock products, partially offset by a decline in Companion Animal distributor inventory. Approximately 3 percentage points of the negative impact of foreign exchange was due to devaluation of Argentine peso, which was largely offset by inflation-related price increases.
Livestock	837	807	4%	11%	Growth primarily driven by higher demand for ruminant and poultry products, as well as higher pricing across product portfolio.
Companion Animal	645	649	-1%	1%	Sales were relatively flat compared with prior year reflecting lower distributor inventory, largely offset by higher pricing across product portfolio. Sales of BRAVECTO were $331 million and $326 million in current and prior-year quarters, respectively, which represented growth of 2%, or 3% excluding impact of foreign exchange.
Other Revenues**	222	122	82%	53%	Growth primarily due to higher royalty income and favorable impact of revenue hedging activities.

*Alliance revenue for this product represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue hedging activities.

Second-Quarter Expense, EPS and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Non- GAAP[2]
Second Quarter 2024
Cost of sales	$3,745	$606	$66	$-	$3,073
Selling, general and administrative	2,739	24	31	-	2,684
Research and development	3,500	20	-	-	3,480
Restructuring costs	80	-	80	-	-
Other (income) expense, net	42	(17)	-	(49)	108

Second Quarter 2023
Cost of sales	$4,024	$467	$32	$-	$3,525
Selling, general and administrative	2,702	25	52	-	2,625
Research and development	13,321	9	1	-	13,311
Restructuring costs	151	-	151	-	-
Other (income) expense, net	172	(3)	-	194	(19)

GAAP Expense, EPS and Related Information

Gross margin was 76.8% for the second quarter of 2024 compared with 73.2% for the second quarter of 2023. The increase was primarily due to the favorable impact of product mix (including lower royalty rates related to KEYTRUDA and GARDASIL/GARDASIL 9), partially offset by higher amortization of intangible assets.

Selling, general and administrative (SG&A) expenses were $2.7 billion in the second quarter of 2024, an increase of 1% compared with the second quarter of 2023. The increase was primarily due to higher administrative and promotional costs, largely offset by the favorable impact of foreign exchange and lower restructuring costs.

Research and development (R&D) expenses were $3.5 billion in the second quarter of 2024 compared with $13.3 billion in the second quarter of 2023. The decrease was primarily due to a $10.2 billion charge in the second quarter of 2023 for the acquisition of Prometheus, partially offset by higher clinical development spending and increased compensation and benefit costs.

Other (income) expense, net, was $42 million of expense in the second quarter of 2024 compared with $172 million of expense in the second quarter of 2023. The decrease was primarily due to income from investments in equity securities in 2024 compared with losses in 2023, partially offset by higher net interest expense in 2024.

[3]	Reflects expenses related to acquisitions of businesses, including the amortization of intangible assets, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs associated with acquisitions and divestitures, as well as amortization of intangible assets related to collaborations and licensing arrangements.

The effective tax rate of 9.1% for the second quarter of 2024 includes a 4.3 percentage point favorable impact due to a reduction in reserves for unrecognized income tax benefits, resulting from the expiration of the statute of limitations for assessments related to the 2019 federal tax return year.

GAAP EPS was $2.14 for the second quarter of 2024 compared with GAAP loss per share of $2.35 for the second quarter of 2023. GAAP loss per share in the second quarter of 2023 includes a charge of $4.02 per share for the acquisition of Prometheus.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 80.9% for the second quarter of 2024 compared with 76.6% for the second quarter of 2023. The increase was primarily due to the favorable impact of product mix (including lower royalty rates related to KEYTRUDA and GARDASIL/GARDASIL 9).

Non-GAAP SG&A expenses were $2.7 billion in the second quarter of 2024, an increase of 2% compared with the second quarter of 2023. The increase was primarily due to higher administrative and promotional costs, largely offset by the favorable impact of foreign exchange.

Non-GAAP R&D expenses were $3.5 billion in the second quarter of 2024 compared with $13.3 billion in the second quarter of 2023. The decrease was primarily due to a $10.2 billion charge in the second quarter of 2023 for the acquisition of Prometheus, partially offset by higher clinical development spending and increased compensation and benefit costs.

Non-GAAP other (income) expense, net, was $108 million of expense in the second quarter of 2024 compared with $19 million of income in the second quarter of 2023, primarily due to higher net interest expense.

The non-GAAP effective tax rate was 14.1% for the second quarter of 2024.

Non-GAAP EPS was $2.28 for the second quarter of 2024 compared with non-GAAP loss per share of $2.06 for the second quarter of 2023. Non-GAAP loss per share in the second quarter of 2023 includes a charge of $4.02 per share for the acquisition of Prometheus.

A reconciliation of GAAP to non-GAAP net income (loss) and EPS is provided in the table that follows.

	Second Quarter
$ in millions, except EPS amounts	2024	2023
EPS
GAAP EPS	$2.14	$(2.35)
Difference	0.14	0.29
Non-GAAP EPS that excludes items listed below[2]	$2.28	$(2.06)

Net Income (Loss)
GAAP net income (loss)[1]	$5,455	$(5,975)
Difference	354	755
Non-GAAP net income (loss) that excludes items listed below[1,2]	$5,809	$(5,220)

Excluded Items:
Acquisition- and divestiture-related costs[3]	$633	$498
Restructuring costs	177	236
(Income) loss from investments in equity securities	(49)	194
Decrease to net income/increase to net loss before taxes	761	928
Income tax (benefit) expense[4]	(407)	(173)
Decrease to net income/increase to net loss	$354	$755

Pipeline and Portfolio Highlights

In the second quarter, Merck demonstrated further progress in its strong and diverse pipeline, achieving multiple regulatory and clinical milestones.

In vaccines, Merck recently received approval from the U.S. Food and Drug Administration (FDA) for CAPVAXIVE, now the first pneumococcal conjugate vaccine specifically designed to address the serotypes responsible for approximately 85% of invasive pneumococcal disease cases in adults age 65 and older, based on the U.S. Centers for Disease Control and Prevention (CDC) data from 2018-2021. The CDC’s Advisory Committee on Immunization Practices (ACIP) unanimously voted to recommend CAPVAXIVE for adults age 65 and older who have not received a pneumococcal conjugate vaccine or whose vaccination history is unknown, for adults 19 to 64 with certain risk conditions, and for adults 19 and older who have started their pneumococcal vaccine series with PCV13. Additionally, shared clinical decision-making is recommended for a supplemental dose of CAPVAXIVE for adults over 65 who completed their vaccine series with both PCV13 and PPSV23.

The company also recently announced positive topline results from its Phase 2b/3 trial of clesrovimab (MK-1654), an investigational respiratory syncytial virus (RSV) preventative monoclonal antibody for infants, which met all primary safety and efficacy endpoints.

In cardiometabolic disease, Merck continued to make progress in its launch of WINREVAIR in the U.S. As of the end of June, more than 1,000 patients have received WINREVAIR. The company also announced that the European Union’s (EU) Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion for WINREVAIR. If approved by the European Commission, WINREVAIR will be the first activin signaling inhibitor therapy for pulmonary arterial hypertension (PAH, World Health Organization [WHO] Group 1) to be approved in Europe, offering a new treatment option for certain adults with this rare, progressive disease. Additional worldwide regulatory filings for WINREVAIR are underway.

4 Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments, as well as a $259 million benefit in the second quarter of 2024, due to a reduction in reserves for unrecognized income tax benefits resulting from the expiration of the statute of limitations for assessments related to the 2019 federal tax return year.

In oncology, Merck received FDA approval for KEYTRUDA in combination with chemotherapy, followed by KEYTRUDA as a single agent, for the treatment of certain patients with endometrial carcinoma. This marks the 40th indication for KEYTRUDA in the U.S., reinforcing its importance as a foundational therapy for certain types of cancer.

At the 2024 American Society of Clinical Oncology Annual Meeting, new data were presented on four approved oncology medicines and four pipeline candidates in more than 25 types of cancer. In collaboration with Moderna, Inc., Merck announced encouraging three-year follow-up data for V940 (mRNA-4157) in combination with KEYTRUDA for the adjuvant treatment of patients with high-risk stage III and IV melanoma following complete resection. In addition, new Phase 3 data from a study conducted in China and independently led by Kelun-Biotech evaluating sacituzumab tirumotecan (MK-2870/SKB264), an investigational anti-TROP2 antibody-drug conjugate being developed by Merck in collaboration with Kelun-Biotech, were presented in previously treated patients with locally recurrent or metastatic TNBC.

Merck Animal Health launched the 12-month injectable formulation of BRAVECTO for use in dogs in a number of markets in Europe for the treatment and persistent killing of fleas (Ctenocephalides felis and Ctenocephalides canis) and ticks (Rhipicephalus sanguineus, Ixodes ricinus, Ixodes hexagonus, and Dermacentor reticulatus). In addition, in July 2024, Merck completed the acquisition of the aqua business of Elanco Animal Health Incorporated.

In July 2024, Merck also completed the acquisition of Eyebiotech Limited (EyeBio), which includes the lead candidate Restoret™/MK-3000 that is being evaluated for the treatment of patients with certain retinal diseases, including diabetic macular edema and neovascular age-related macular degeneration, as well as preclinical candidates. And, Merck and Orion Corporation announced the mutual exercise of an option to convert the companies’ ongoing co-development and co-commercialization agreement for opevesostat (MK-5684/ODM-208), an investigational CYP11A1 inhibitor, and other candidates, into an exclusive global license for Merck.

Notable recent news releases on Merck’s pipeline and portfolio are provided in the table that follows.

Oncology	FDA Approved KEYTRUDA Plus Carboplatin and Paclitaxel as Treatment for Adult Patients With Primary Advanced or Recurrent Endometrial Carcinoma, Based on Results From Phase 3 NRG-GY018/KEYNOTE-868 Trial	(Read Announcement)
	FDA Granted Priority Review to Merck’s Application for KEYTRUDA Plus Chemotherapy as First-Line Treatment of Patients With Unresectable Advanced or Metastatic Malignant Pleural Mesothelioma, Based on Results From Phase 3 KEYNOTE-483 Trial; FDA Set Prescription Drug User Fee Act (PDUFA) Date of Sept. 25, 2024	(Read Announcement)
	Merck Received Positive EU CHMP Opinion for KEYTRUDA Plus Padcev as First-Line Treatment for Patients With Unresectable or Metastatic Urothelial Carcinoma, Based on Results From Phase 3 KEYNOTE-A39/EV-302 Trial	(Read Announcement)
	Moderna and Merck Announced Three-Year Data for mRNA-4157 (V940) in Combination With KEYTRUDA Demonstrated Sustained Improvement in Recurrence-Free Survival and Distant Metastasis-Free Survival Versus KEYTRUDA in Patients With High-Risk Stage III/IV Melanoma Following Complete Resection	(Read Announcement)
	Merck Announced Phase 3 KEYNOTE-522 Trial Met Its Overall Survival (OS) Endpoint in Patients With High-Risk Early-Stage TNBC	(Read Announcement)
	Merck Announced Phase 3 KEYNOTE-811 Trial Met Dual Primary Endpoint of OS as First-Line Treatment in Patients With HER2-Positive Advanced Gastric or Gastroesophageal Junction Adenocarcinoma	(Read Announcement)
	Patritumab Deruxtecan Biologics License Application Submission Received Complete Response Letter From FDA Due to Inspection Findings at Third-Party Manufacturer	(Read Announcement)
Vaccines	FDA Approved CAPVAXIVE for Prevention of Invasive Pneumococcal Disease and Pneumococcal Pneumonia in Adults, Based on Results From Four Phase 3 Trials	(Read Announcement)
	CDC’s ACIP Unanimously Recommended CAPVAXIVE for Pneumococcal Vaccination in Appropriate Adults	(Read Announcement)
	Merck Announced Topline Results From Phase 2b/3 Trial of Clesrovimab (MK-1654), an Investigational RSV Preventative Monoclonal Antibody for Infants, Met All Primary Safety and Efficacy Endpoints	(Read Announcement)
Cardiometabolic	Merck Received Positive EU CHMP Opinion for WINREVAIR (sotatercept) in PAH	(Read Announcement)

Full-Year 2024 Financial Outlook

The following table summarizes the company’s full-year financial outlook.

Full Year 2024
	Updated	Prior
Sales*	$63.4 to $64.4 billion	$63.1 to $64.3 billion
Non-GAAP Gross margin[2]	Approximately 81%	Approximately 81%
Non-GAAP Operating expenses2**	$26.8 to $27.6 billion	$25.2 to $26.1 billion
Non-GAAP Other (income) expense, net[2]	Approximately $350 million expense	Approximately $250 million expense
Non-GAAP Effective tax rate[2]	15.5% to 16.5%	14.5% to 15.5%
Non-GAAP EPS2***	$7.94 to $8.04	$8.53 to $8.65
Share count (assuming dilution)	Approximately 2.54 billion	Approximately 2.55 billion

*The company does not have any non-GAAP adjustments to sales.

**Includes one-time R&D charges of $656 million for Harpoon Therapeutics, Inc. (Harpoon) acquisition and $1.3 billion for EyeBio acquisition. Outlook does not assume any additional significant potential business development transactions.

***Includes one-time charges totaling $0.77 per share for the Harpoon and EyeBio acquisitions.

Merck has not provided a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, net, non-GAAP effective tax rate and non-GAAP EPS to the most directly comparable GAAP measures, given it cannot predict with reasonable certainty the amounts necessary for such a reconciliation, including intangible asset impairment charges, legal settlements, and gains and losses from investments in equity securities either owned directly or through ownership interests in investment funds, without unreasonable effort. These items are inherently difficult to forecast and could have a significant impact on the company’s future GAAP results.

Merck continues to experience strong global demand for key growth products, particularly in oncology, and despite impacts related to the lower sell out of GARDASIL from Zhifei Biological Products Co., Ltd. (the company’s distributor and commercialization partner in China) into the points of vaccination in the market during the quarter, Merck is raising and narrowing its full-year sales outlook.

Merck now expects its full-year sales to be between $63.4 billion and $64.4 billion, including a negative impact of foreign exchange of approximately 3 percentage points, at mid-July 2024 exchange rates. Approximately 2 percentage points of the negative impact of foreign exchange is due to the devaluation of the Argentine peso, which the company expects will largely be offset by inflation-related price increases, consistent with practice in that market.

Merck now expects its full-year non-GAAP effective income tax rate to be between 15.5% and 16.5%, which includes an unfavorable impact related to the one-time charge for the acquisition of EyeBio, which is not tax deductible.

Merck now expects its full-year non-GAAP EPS to be between $7.94 and $8.04, including one-time charges of $0.26 and $0.51 per share for the acquisitions of Harpoon and EyeBio, respectively. The outlook includes a negative impact of foreign exchange of more than $0.30 per share. The negative impact of foreign exchange is primarily due to the devaluation of the Argentine peso, which the company expects will largely be offset by inflation-related price increases, consistent with practice in that market. This revised non-GAAP EPS range reflects the following items, which were not previously included in the outlook:

•	A charge of $1.3 billion, or $0.51 per share, for the acquisition of EyeBio.

•	Estimated 2024 expense of approximately $0.09 per share to be incurred to finance the EyeBio and Elanco aqua business acquisitions and to advance the acquired assets.

Consistent with past practice, the financial outlook does not assume additional significant potential business development transactions.

Non-GAAP EPS excludes acquisition- and divestiture-related costs, costs related to restructuring programs, income and losses from investments in equity securities, as well as a tax benefit in 2024 due to a reduction in reserves for unrecognized income tax benefits, resulting from the expiration of the statute of limitations for assessments related to the 2019 federal tax return year.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the earnings conference call on Tuesday, July 30, at 9 a.m. ET via this weblink. A replay of the webcast, along with the sales and earnings news release, supplemental financial disclosures, and slides highlighting the results, will be available at www.merck.com.

All participants may join the call by dialing (800) 779-0641 (U.S. and Canada Toll-Free) or (517) 308-9147 and using the access code 4761229.

About Merck

At Merck, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities. For more information, visit www.merck.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Appendix

Generic product names are provided below.

Pharmaceutical

BRIDION (sugammadex)

CAPVAXIVE (Pneumococcal 21-valent Conjugate Vaccine)

GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant)

GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant)

JANUMET (sitagliptin and metformin HCl)

JANUVIA (sitagliptin)

KEYTRUDA (pembrolizumab)

LAGEVRIO (molnupiravir)

Lenvima (lenvatinib)

Lynparza (olaparib)

M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live)

PREVYMIS (letermovir)

PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live)

ROTATEQ (Rotavirus Vaccine, Live, Oral, Pentavalent)

VARIVAX (Varicella Virus Vaccine Live)

VAXNEUVANCE (Pneumococcal 15-valent Conjugate Vaccine)

WELIREG (belzutifan)

WINREVAIR (sotatercept-csrk)

Animal Health

BRAVECTO (fluralaner)

###

Media Contacts:	Investor Contacts:
Robert Josephson (203) 914-2372 robert.josephson@merck.com Michael Levey (215) 872-1462 michael.levey@merck.com	Peter Dannenbaum (732) 594-1579 peter.dannenbaum@merck.com Steven Graziano (732) 594-1583 steven.graziano@merck.com

MERCK & CO., INC.
CONSOLIDATED STATEMENT OF OPERATIONS - GAAP
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)
(UNAUDITED)
Table 1

	GAAP			GAAP
				June YTD	June YTD
	2Q24	2Q23	% Change	2024	2023	% Change
Sales	$16,112	$15,035	7%	$31,887	$29,522	8%

Costs, Expenses and Other
Cost of sales	3,745	4,024	-7%	7,285	7,951	-8%
Selling, general and administrative	2,739	2,702	1%	5,221	5,182	1%
Research and development	3,500	13,321	-74%	7,492	17,597	-57%
Restructuring costs	80	151	-47%	202	218	-7%
Other (income) expense, net	42	172	-76%	12	259	-95%
Income (Loss) Before Taxes	6,006	(5,335)	*	11,675	(1,685)	*
Income Tax Provision	545	637		1,447	1,462
Net Income (Loss)	5,461	(5,972)	*	10,228	(3,147)	*
Less: Net Income Attributable to Noncontrolling Interests	6	3		11	7
Net Income (Loss) Attributable to Merck & Co., Inc.	$5,455	$(5,975)	*	$10,217	$(3,154)	*

Earnings (Loss) per Common Share Assuming Dilution (1)	$2.14	$(2.35)	*	$4.02	$(1.24)	*

Average Shares Outstanding Assuming Dilution (1)	2,544	2,539		2,544	2,539
Tax Rate	9.1%	-11.9%		12.4%	-86.8%

* 100% or greater

(1) Because the company recorded a net loss in the second quarter and first six months of 2023, no potential dilutive common shares were used in the computation of loss per common share assuming dilution as the effect would have been anti-dilutive.

MERCK & CO., INC.
THREE AND SIX MONTHS ENDED JUNE 30, 2024 GAAP TO NON-GAAP RECONCILIATION
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)
(UNAUDITED)
Table 2a

	GAAP	Acquisition and Divestiture- Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Certain Other Items		Adjustment Subtotal	Non-GAAP
Second Quarter
Cost of sales	$3,745	606		66						672	$3,073
Selling, general and administrative	2,739	24		31						55	2,684
Research and development	3,500	20								20	3,480
Restructuring costs	80			80						80	–
Other (income) expense, net	42	(17)				(49)				(66)	108
Income Before Taxes	6,006	(633)		(177)		49				(761)	6,767
Income Tax Provision (Benefit)	545	(129	)(3)	(30	)(3)	11	(3)	(259	)(4)	(407)	952
Net Income	5,461	(504)		(147)		38		259		(354)	5,815
Net Income Attributable to Merck & Co., Inc.	5,455	(504)		(147)		38		259		(354)	5,809
Earnings per Common Share Assuming Dilution	$2.14	(0.20)		(0.06)		0.02		0.10		(0.14)	$2.28

Tax Rate	9.1%										14.1%

June YTD
Cost of sales	$7,285	1,069		182						1,251	$6,034
Selling, general and administrative	5,221	45		36						81	5,140
Research and development	7,492	36		2						38	7,454
Restructuring costs	202			202						202	–
Other (income) expense, net	12	(21)				(165)				(186)	198
Income Before Taxes	11,675	(1,129)		(422)		165				(1,386)	13,061
Income Tax Provision (Benefit)	1,447	(221	)(3)	(72	)(3)	36	(3)	(259	)(4)	(516)	1,963
Net Income	10,228	(908)		(350)		129		259		(870)	11,098
Net Income Attributable to Merck & Co., Inc.	10,217	(908)		(350)		129		259		(870)	11,087
Earnings per Common Share Assuming Dilution	$4.02	(0.35)		(0.14)		0.05		0.10		(0.34)	$4.36

Tax Rate	12.4%										15.0%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales primarily reflect expenses for the amortization of intangible assets. Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures. Amounts included in research and development expenses primarily reflect the amortization of intangible assets. Amounts included in other (income) expense, net, primarily reflect royalty income related to the prior termination of the Sanofi-Pasteur MSD joint venture.
(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company's formal restructuring programs.
(3) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.
(4) Represents a benefit due to a reduction in reserves for unrecognized income tax benefits resulting from the expiration of the statute of limitations for assessments related to the 2019 federal tax return year.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2024			2023						2Q		June YTD
	1Q	2Q	June YTD	1Q	2Q	June YTD	3Q	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$15,775	$16,112	$31,887	$14,487	$15,035	$29,522	$15,962	$14,630	$60,115	7	11	8	11
PHARMACEUTICAL	14,006	14,408	28,415	12,721	13,457	26,179	14,263	13,141	53,583	7	11	9	12
Oncology
Keytruda	6,947	7,270	14,217	5,795	6,271	12,065	6,338	6,608	25,011	16	21	18	22
Alliance Revenue – Lynparza (2)	292	317	609	275	310	585	299	315	1,199	2	4	4	6
Alliance Revenue – Lenvima (2)	255	249	504	232	242	474	260	226	960	3	4	6	7
Welireg	85	126	211	42	50	92	54	72	218	150	150	128	128
Alliance Revenue – Reblozyl (3)	71	90	161	43	47	90	52	70	212	92	92	80	80
Vaccines (4)
Gardasil/Gardasil 9	2,249	2,478	4,727	1,972	2,458	4,430	2,585	1,871	8,886	1	4	7	10
ProQuad/M-M-R II/Varivax	570	617	1,187	528	582	1,109	713	545	2,368	6	7	7	7
Vaxneuvance	219	189	408	106	168	274	214	176	665	13	16	49	51
RotaTeq	216	163	379	297	131	428	156	185	769	25	26	-11	-10
Pneumovax 23	61	59	120	96	92	188	140	85	412	-36	-32	-36	-32
Hospital Acute Care
Bridion	440	455	895	487	502	989	424	429	1,842	-9	-8	-9	-8
Prevymis	174	188	362	129	143	273	157	175	605	31	35	33	37
Dificid	73	92	165	65	76	141	74	87	302	20	20	16	16
Zerbaxa	56	62	118	50	54	104	53	61	218	14	18	13	16
Noxafil	56	45	101	60	55	116	51	46	213	-20	-9	-13	-2
Cardiovascular
Alliance Revenue - Adempas/Verquvo (5)	98	106	203	99	68	167	92	108	367	56	56	22	22
Adempas (6)	70	72	142	59	65	125	65	66	255	11	15	14	17
Winrevair		70	70							-	-	-	-
Virology
Lagevrio	350	110	460	392	203	595	640	193	1,428	-46	-42	-23	-18
Isentress/Isentress HD	111	89	200	123	136	259	119	105	483	-35	-31	-23	-19
Delstrigo	56	60	116	44	50	94	54	54	201	19	23	23	26
Pifeltro	42	39	81	34	38	72	37	33	142	3	4	13	13
Neuroscience
Belsomra	46	53	99	56	63	119	58	54	231	-16	-8	-17	-10
Immunology
Simponi	184	172	356	180	180	359	179	171	710	-4	-2	-1	-1
Remicade	39	35	74	51	48	99	45	43	187	-27	-20	-25	-21
Diabetes (7)
Januvia	419	405	824	551	511	1,062	581	547	2,189	-21	-16	-22	-19
Janumet	251	224	475	329	354	683	255	240	1,177	-37	-32	-30	-26
Other Pharmaceutical (8)	576	573	1,151	626	560	1,187	568	576	2,333	2	6	-3	-1
ANIMAL HEALTH	1,511	1,482	2,993	1,491	1,456	2,947	1,400	1,278	5,625	2	6	2	5
Livestock	850	837	1,686	849	807	1,656	874	808	3,337	4	11	2	7
Companion Animal	661	645	1,307	642	649	1,291	526	470	2,288	-1	1	1	3
Other Revenues (9)	258	222	479	275	122	396	299	211	907	82	53	21	24

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance Revenue represents royalties.

(4) Total Vaccines sales were $3,424 million and $3,656 million in the first and second quarter of 2024, respectively, and $3,133 million and $3,557 million in the first and second quarter of 2023, respectively.

(5) Alliance Revenue represents Merck's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Net product sales in Merck's marketing territories.

(7) Total Diabetes sales were $745 million and $715 million in the first and second quarter of 2024, respectively, and $950 million and $951 million in the first and second quarter of 2023, respectively.

(8) Includes Pharmaceutical products not individually shown above.

(9) Other Revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities. Other Revenues related to the receipt of upfront and milestone payments for out-licensed products were $61 million and $15 million in the first and second quarter of 2024, respectively, and $51 million and $3 million in the first and second quarter of 2023, respectively.